RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------


                            MERRILL LYNCH & CO., INC.
                S&P 500(R) MARKET INDEX TARGET-TERM SECURITIEs(R)
                               DUE MARCH 27, 2006
                              "MITTS(R) SECURITIEs"
                          $10 PRINCIPAL AMOUNT PER UNIT


         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the MITTS Securities.



THE MITTS SECURITIES:                                             PAYMENT AT MATURITY:
o        100% principal protection at maturity.                   o    On the maturity date, for each unit of
o        No payments before the maturity date.                         the MITTS Securities you own, we will pay you
o        Senior unsecured debt securities of Merrill                   an amount of each unit and an additional
         Lynch & Co., Inc.                                             amount based on the percentage increase, if
o        Linked to the value of the S&P 500 Index.                     any, in the value of the S&P 500 Index
o        The MITTS Securities are listed on the                        adjusted by an adjustment factor as described
         American Stock Exchange under the trading                     in this prospectus.
         symbol "FML".                                            o    You will receive no less than the
                                                                       principal amount of the MITTS Securities.


                   INVESTING IN THE MITTS SECURITIES INVOLVES
                 RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.
                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The sale price of the MITTS Securities will be the prevailing market price at the time of sale.

                                 ---------------

                               MERRILL LYNCH & CO.
                                 ---------------

                     The date of this prospectus is June 24, 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.

"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500", are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch Capital Services, Inc., and Merrill Lynch & Co., Inc. is an authorized sublicensee.



                                                 TABLE OF CONTENTS

                                                                      PAGE
                                                                      -----
SUMMARY INFORMATION--Q&A.................................................3

RISK FACTORS.............................................................6

MERRILL LYNCH & CO., INC.................................................9

RATIO OF EARNINGS TO FIXED CHARGES......................................10

DESCRIPTION OF THE MITTS SECURITIES.....................................11

THE S&P 500 INDEX.......................................................18

OTHER TERMS.............................................................21

PROJECTED PAYMENT SCHEDULE..............................................24

WHERE YOU CAN FIND MORE INFORMATION.....................................25

INCORPORATION OF INFORMATION WE FILE WITH THE SEC.......................26

PLAN OF DISTRIBUTION....................................................27

EXPERTS.................................................................27



                            SUMMARY INFORMATION--Q&A


         This summary includes questions and answers that highlight selected information from this prospectus to help you understand the S&P 500 Market Index Target-Term Securities due March 27, 2006. You should carefully read this prospectus to fully understand the terms of the MITTS Securities, the S&P 500 Index, and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

         References in this prospectus to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

         References in this prospectus to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

WHAT ARE THE MITTS SECURITIES?

         The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on March 27, 2006. We cannot redeem the MITTS Securities at any earlier date. We will not make any payments on the MITTS Securities until maturity.

         Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus.

WHAT WILL I RECEIVE AT THE STATED MATURITY DATE OF THE MITTS SECURITIES?

         We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the S&P 500 Index as reduced by the Adjustment Factor. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "PRINCIPAL AMOUNT" and the "SUPPLEMENTAL REDEMPTION AMOUNT".

PRINCIPAL AMOUNT

         The principal amount per unit is $10.

SUPPLEMENTAL REDEMPTION AMOUNT

         The Supplemental Redemption Amount per unit will equal:

$10 x (  Adjusted Ending Value - Starting Value )
      (  ---------------------------------------)
      (             Starting Value              )

but will not be less than zero.

         "STARTING VALUE", equals 1,262.14, the closing value of the S&P 500 Index on March 23, 1999, the date the MITTS Securities were priced for initial sale to the public.

         "ADJUSTED ENDING VALUE" means the average of the values of the S&P 500 Index as reduced by the application of the Adjustment Factor at the close of the market on five business days before the maturity of the MITTS Securities. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of the component stocks included in the S&P 500 Index or certain futures or options relating to the S&P 500 Index.

         The "ADJUSTMENT FACTOR" equals 2.6% per year and will be prorated based on a 365-day year and applied each calendar day to reduce the value of the S&P 500 Index. As a result of the Adjustment Factor, the adjusted value of the S&P 500 Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 16.66% less than the actual value of the S&P 500 Index on any day during the calculation period. For a detailed discussion of how the Adjustment Factor will affect the value of the S&P 500 Index used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Payment at Maturity" in this prospectus.

         For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this prospectus.

         We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. IF THE ADJUSTED ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.


EXAMPLES

         Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 2.6%:

EXAMPLE 1--The S&P 500 Index, as adjusted, is below the Starting value at maturity:

     Starting Value: 1,262.14
     Hypothetical closing value of the S&P 500 Index at maturity: 1,388.35 Hypothetical Adjusted Ending Value: 1,157.08

                                                                                        (Supplemental
                                                        ( 1,157.08-1,262.14)            Reduction
     Supplemental Redemption Amount (per unit) = $10 x  (------------------)  = $0.00   Amount cannot
                                                        (       1,262.14   )            be less than
                                                                                        zero)

     TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $0 = $10

EXAMPLE 2--The S&P 500 Index, as adjusted, is above the Starting value at maturity:

     Starting Value: 1,262.14
     Hypothetical closing value of the S&P 500 Index at maturity: 2,145.64 Hypothetical Adjusted Ending Value: 1,788.21

                                                 ( 1,788.21-1,262.14  )
Supplemental Redemption Amount (per unit) = $10 x( -------------------) = $4.17
                                                 (      1,262.14      )

     TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $4.17 = $14.17






WHO PUBLISHES THE S&P 500 INDEX AND WHAT DOES THE S&P 500 INDEX MEASURE?

          The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and is intended to provide an indication of the pattern of common stock price movement. The value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The market value for the common stock of a company is the product of the market price per share of the common stock and the number of outstanding shares of common stock. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market.

         Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in the S&P 500 Index.

WILL THE MITTS SECURITIES BE LISTED ON A STOCK EXCHANGE?

         The MITTS Securities are listed on the AMEX under the trading symbol "FML". You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities in the future".



WHAT IS THE ROLE OF MLPF&S?

         Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. MLPF&S is also our agent for purposes of calculating, among other things, the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of ML&Co. and its responsibilities as calculation agent.

WHO IS ML&CO.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

         Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section "Risk Factors" in this prospectus.



                                  RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in the light of your particular circumstances.

YOU MAY NOT EARN A RETURN ON YOUR INVESTMENT

         You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity, the Supplemental Redemption Amount will be zero. This will be true even if, at some time during the life of the MITTS Securities the value of the S&P 500 Index, as reduced by the Adjustment Factor, was higher than Starting Value but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS Securities.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable Merrill Lynch & Co., Inc. debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors, like inflation, that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE RETURN OF OWNING THE STOCKS INCLUDED IN THE S&P 500 INDEX

         Your return will not reflect the return you would realize if you actually owned the stocks included in the S&P 500 Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because the S&P 500 Index is calculated by reference to the prices of the common stocks included in the S&P 500 Index without taking into consideration the value of dividends paid on those stocks.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE MITTS SECURITIES IN THE FUTURE

         Although the MITTS Securities are listed on the AMEX under the trading symbol "FML", you cannot assume that a trading market will continue to exist for the MITTS Securities. If a trading market in the MITTS Securities continues to exist, you cannot assume that there will be liquidity in the trading market. The continued existence of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, of the value of the S&P 500 Index.

         If the trading market for the MITTS Securities is limited and you do not wish to hold your investment until maturity, there may be a limited number of buyers for your MITTS Securities. This may affect the price you receive if you sell before maturity.

MANY FACTORS AFFECT THE TRADING VALUE OF THE MITTS SECURITIES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the MITTS Securities will be effected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the index. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         THE VALUE OF THE INDEX WILL AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the index, as reduced by the adjustment factor, exceeds the Starting Value. If you choose to sell your MITTS Securities when the value of the index, as reduced by the adjustment factor, exceeds the Starting Value you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the index will continue to fluctuate until shortly before the maturity date when the average value of the index is determined. If you choose to sell your MITTS Securities when the value of the index is below the Starting Value, you may receive less than the $10 principal amount per unit of MITTS Securities. In general, rising U.S. dividend rates, or dividends per share, may increase the value of the index while falling U.S. dividend rates may decrease the value of the index. Political, economic and other developments that affect the stocks included in the index may also affect the value of the index and the value of the MITTS Securities.

         CHANGES IN THE LEVELS OF U.S. INTEREST RATES MAY AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Interest rates may also affect the U.S. economy and, in turn, the value of the index. Rising interest rates may lower the value of the index and, thus, the MITTS Securities. Falling interest rates may increase the value of the index and, thus, may increase the value of the MITTS Securities.

         CHANGES IN THE VOLATILITY OF THE INDEX MAY AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the index increases, we expect that the trading value of the MITTS Securities will increase. If the volatility of the index decreases, we expect that the trading value of the MITTS Securities will decrease.

         AS THE TIME REMAINING TO MATURITY OF THE MITTS SECURITIES DECREASES, THE TRADING VALUE OF THE MITTS SECURITIES MAY DECREASE. We anticipate that before the maturity of the MITTS Securities the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the index value. This difference will reflect a "time premium" due to expectations concerning the value of the index during the period before the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

         CHANGES IN DIVIDEND YIELDS OF THE STOCKS INCLUDED IN THE INDEX MAY AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. If dividend yields on the stocks included in the index increase, we expect that the value of the MITTS Securities will decrease. Conversely, if dividend yields on the stock included in the index decrease, we expect that the value of the MITTS Securities will increase.

         CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the MITTS Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of a given increase in the value of the index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

AMOUNTS PAYABLE ON THE MITTS SECURITIES MAY BE LIMITED BY STATE LAW

         New York State law governs the indenture under which the MITTS Securities will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY US AND OUR AFFILIATES MAY AFFECT YOUR RETURN

         We and our other affiliates may from time to time buy or sell the stocks included in the S&P 500 Index for our own accounts, for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these stocks and the value of the S&P 500 Index in a manner that would be adverse to your investment in the MITTS Securities.

POTENTIAL CONFLICTS

         The calculation agent is our subsidiary. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make in the event of a discontinuance of the S&P 500 Index. See "Description of the MITTS Securities--Adjustments to the S&P 500 Index; Market Disruption Events" and "--Discontinuance of the S&P 500 Index" in this prospectus. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with our subsidiary to hedge the market risks associated with our obligation to pay the Supplemental Redemption Amount. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for such an arrangement from unaffiliated parties.



                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o   securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o   securities clearance services;

     o   equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o   insurance sales and underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the MITTS Securities described in this prospectus.


                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:





                                                                                                     FOR THE THREE
                                                     YEAR ENDED LAST FRIDAY IN DECEMBER               MONTHS ENDED
                                                     1994     1995     1996     1997      1998       MARCH 26, 1999
                                                     ----     ----     ----     ----      ----       --------------

Ratio of earnings to fixed charges(a).........        1.2      1.2      1.2      1.2      1.1             1.3


----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.



                       DESCRIPTION OF THE MITTS SECURITIES

         On March 26, 1999, ML&Co. issued an aggregate principal amount of $70,000,000 or 7,000,000 units of the MITTS Securities. The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture which is more fully described in this prospectus.

         The MITTS Securities will mature on March 27, 2006.

         While at maturity a beneficial owner of a MITTS Security will receive the principal amount of the MITTS Security plus the Supplemental Redemption Amount described below, if any, there will be no other payment of interest, periodic or otherwise. See "- Payment at Maturity" below.

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "- Events of Default and Acceleration" and "Other Terms - Events of Default" in this prospectus.

         The MITTS Securities were issued in denominations of whole units.

PAYMENT AT MATURITY

         At the stated maturity date, a beneficial owner of a MITTS Security will be entitled to receive the principal amount plus the Supplemental Redemption Amount, if any, all as provided below. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the principal amount.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

         The Supplemental Redemption Amount for a MITTS Security will be determined by the calculation agent and will equal:


Principal amount of the MITTS Security ($10 per unit)           X    (  Adjusted Ending Value - Starting Value)
                                                                     (   --------------------------------------)
                                                                     (               Starting Value            )



PROVIDED, HOWEVER, that in no event will the Supplemental Redemption Amount be less than zero.

         The "STARTING VALUE" equals 1,262.14, the closing value of the S&P 500 Index on March 23, 1999, the date the MITTS Securities were priced for initial sale to the public.

         The "ADJUSTED ENDING VALUE" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the S&P 500 Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average or arithmetic mean of the closing values of the S&P 500 Index on those Calculation Days as reduced by the application of the Adjustment Factor on each Calculation Day. If there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the S&P 500 Index on that Calculation Day as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the S&P 500 Index determined on the last scheduled Index Business Day in the Calculation Period as reduced by the application of the Adjustment Factor on that Calculation Day, regardless of the occurrence of a Market Disruption Event on that day.

         The "ADJUSTMENT FACTOR" equals 2.6% and will be prorated based on a 365-day year and applied each calendar day during the term of the MITTS Securities to reduce the value of the S&P 500 Index. As a result of the Adjustment Factor, the adjusted value of the S&P 500 Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 16.66% less than the actual value of the S&P 500 Index on any day during the Calculation Period.

         The "CALCULATION PERIOD" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

         "CALCULATION DAY" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

         An "INDEX BUSINESS DAY" is a day on which the NYSE and the AMEX are open for trading and the S&P 500 Index or any Successor Index, as defined on page S-14, is calculated and published.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.



HYPOTHETICAL RETURNS

         The following table illustrates, for a range of hypothetical closing values of the S&P 500 Index during the Calculation Period:

         o the Adjusted Ending Value used to calculate the Supplemental Redemption Amount;
         o the percentage change from the Starting Value to the Adjusted Ending Value; o the total amount payable per unit of MITTS Securities;
         o   the total rate of return on the MITTS Securities;
         o   the pretax annualized rate of return on the MITTS Securities; and
         o the pretax annualized rate of return of the stocks included in the S&P 500 Index, which includes an assumed aggregate dividend yield of 1.27% per annum, as more fully described below.

         This table assumes an Adjustment Factor of 2.6% per year.

                                        ADJUSTED                                                                     PRETAX
    HYPOTHETICAL                      ENDING VALUE       TOTAL AMOUNT                                            ANNUALIZED RATE
  CLOSING VALUE OF                     PERCENTAGE         PAYABLE AT       TOTAL RATE OF    PRETAX ANNUALIZED     OF RETURN OF
   S&P 500 INDEX                       CHANGE OVER    MATURITY PER UNIT    RETURN ON THE    RATE OF RETURN ON    STOCKS INCLUDED
     DURING THE         ADJUSTED      THE STARTING            OF               MITTS            THE MITTS        IN THE S&P 500
 CALCULATION PERIOD   ENDING VALUE        VALUE        MITTS SECURITIES     SECURITIES        SECURITIES(1)        INDEX(1)(2)
-------------------   ------------     ------------    ----------------     -------------    ----------------    ---------------

      631.07              525.94         -58.33%            $10.00              0.00%             0.00%               -8.39%
      757.28              631.13         -49.99%            $10.00              0.00%             0.00%               -5.91%
      883.50              736.32         -41.66%            $10.00              0.00%             0.00%               -3.77%
    1,009.71              841.51         -33.33%            $10.00              0.00%             0.00%               -1.90%
    1,135.93              946.70         -24.99%            $10.00              0.00%             0.00%               -0.24%
    1,262.14(4)         1,051.89         -16.66%            $10.00              0.00%             0.00%                1.27%
    1,388.35            1,157.08          -8.32%            $10.00              0.00%             0.00%                2.64%
    1,514.57            1,262.27           0.01%            $10.00              0.01%             0.00%                3.91%
    1,640.78            1,367.46           8.34%            $10.83              8.34%             1.15%                5.08%
    1,767.00            1,472.65          16.68%            $11.67             16.68%             2.21%                6.17%
    1,893.21            1,577.83          25.01%            $12.50             25.01%             3.21%                7.20%
    2,019.42            1,683.02          33.35%            $13.33             33.35%             4.15%                8.16%
    2,145.64            1,788.21          41.68%            $14.17             41.68%             5.03%                9.07%
    2,271.85            1,893.40          50.02%            $15.00             50.02%             5.87%                9.93%
    2,398.07            1,998.59          58.35%            $15.83             58.35%             6.67%               10.75%
    2,524.28            2,103.78          66.68%            $16.67             66.68%             7.42%               11.53%
    2,650.49            2,208.97          75.02%            $17.50             75.02%             8.15%               12.27%
    2,776.71            2,314.16          83.35%            $18.34             83.35%             8.84%               12.99%
    2,902.92            2,419.35          91.69%            $19.17             91.69%             9.50%               13.67%
    3,029.14            2,524.54         100.02%            $20.00            100.02%            10.14%               14.33%
    3,155.35            2,629.72         108.35%            $20.84            108.35%            10.75%               14.97%



---------------

(1) The Adjusted Ending Values in this column are approximately 16.66% less than the hypothetical closing values of the S&P 500 Index during the Calculation Period as a result of the application of the Adjustment Factor of 2.6% over the term of the MITTS Securities.

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3)    This rate of return assumes:
       (a) a dividend yield of 1.27% per annum, paid quarterly from the date of initial delivery of MITTS Securities, applied to the value of the S&P 500 Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the hypothetical closing value of the S&P 500 Index during the Calculation Period;
       (b)    no transaction fees or expenses;
       (c) an investment term equal to the term of the MITTS Securities, and
       (d) a final closing value of the S&P 500 Index equal to the hypothetical closing value of the S&P 500 Index during the Calculation Period.
(4)    The Starting Value of the S&P 500 Index.

         The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the resulting total and pretax annualized rate of return will depend entirely on the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus. Historical data regarding the S&P 500 Index is included in this prospectus under "The S&P 500 Index--Historical Data on the S&P 500 Index".

ADJUSTMENTS TO THE S&P 500 INDEX; MARKET DISRUPTION EVENTS

         If at any time the method of calculating the S&P 500 Index, or its value, is changed in any material respect, or if the S&P 500 Index is in any other way modified so that the S&P 500 Index does not, in the opinion of the calculation agent, fairly represent the value of the S&P 500 Index had these changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P 500 Index as if the changes or modifications had not been made, and calculate a closing value with reference to the S&P 500 Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index is modified so that the value of the S&P 500 Index is a fraction or a multiple of what it would have been if it had not been modified, for example, due to a split in the S&P 500 Index, then the calculation agent shall adjust the S&P 500 Index in order to arrive at a value of the S&P 500 Index as if it had not been modified, for example, as if the split had not occurred.

         "MARKET DISRUPTION EVENT" means either of the following events; as determined by the calculation agent:

         (a) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the S&P 500 Index; or

         (b) the suspension or material limitation, in each case, for more than two hours of trading, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in

                (1) futures contracts related to the S&P 500 Index, or options on those futures contracts, which are traded on any major U.S. exchange or

                (2) option contracts related to the S&P 500 Index which are traded on any major U.S. exchange.

         A limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".



DISCONTINUANCE OF THE S&P 500 INDEX

         If Standard & Poor's discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the S&P 500 Index (a "Successor Index"), then, upon the calculation agent's notification of that determination to the trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by Standard &Poor's or any other entity for the S&P 500 Index. Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         If Standard & Poor's discontinues publication of the S&P 500 Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the S&P 500 Index for any Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the S&P 500 Index before the discontinuance. If a Successor Index is selected or the calculation agent calculates a value as a substitute for the S&P 500 Index as described below, that Successor Index or value shall be substituted for the S&P 500 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the calculation agent calculates a value as a substitute for the S&P 500 Index, "Index Calculation Day" shall mean any day on which the calculation agent is able to calculate that value.

         If Standard & Poor's discontinues publication of the Index before the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of the determination of the Adjusted Ending Value and a determination by the calculation agent that a Successor Index is available, the calculation agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in THE WALL STREET JOURNAL or another newspaper of general circulation, and for this information to be made available by telephone. Despite these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect trading in the MITTS Securities.

EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any MITTS Securities occurs and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount of the MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Description of the MITTS Securities--Payment at Maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

         In case of default in payment of the MITTS Securities, whether at the stated maturity or upon acceleration, from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners, at the rate of 6.13% per annum, to the extent that payment of any interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of the amount has been made or duly provided for.





DEPOSITARY

         Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC, (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of depositary or by a nominee of the depositary to depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the Trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         If:

          o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

          o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

          o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         The following is based on information furnished by DTC:

         DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of that issue, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which that beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of these payments to direct participants shall be the responsibility of DTC, and disbursement of these payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

         DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

         ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.


                               THE S&P 500 INDEX

          Standard & Poor's publishes the S&P 500 Index. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. The S&P 500 Index is comprised of the common stocks of companies in four main groups: Industrials, Utilities, Transportation and Financial. Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

         THE S&P 500 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN THE S&P 500 INDEX. BECAUSE OF THIS, AND DUE TO THE APPLICATION OF THE ADJUSTMENT FACTOR, THE RETURN ON THE MITTS SECURITIES WILL NOT BE THE SAME THAT YOU WOULD RECEIVE IF YOU WERE TO PURCHASE THESE STOCKS AND HOLD THEM FOR A PERIOD EQUAL TO THE TERM OF THE MITTS SECURITIES.

COMPUTATION OF THE S&P 500 INDEX

         Standard & Poor's currently computes the S&P 500 Index as of a particular time as follows:

     (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

     (b) the market values of all component stocks as of that time are aggregated;

     (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

     (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

     (e) the current aggregate market value of all component stocks is divided by the Base Value; and

     (f) the resulting quotient, expressed in decimals, is multiplied by ten.

         While Standard & Poor's currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of MITTS Securities upon maturity or otherwise.

         Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard &Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as

          o    the issuance of stock dividends,

          o the granting to shareholders of rights to purchase additional shares of stock,

          o the purchase of shares by employees pursuant to employee benefit plans,

          o    consolidations and acquisitions,

          o the granting to shareholders of rights to purchase other securities of ML&Co.,

          o the substitution by Standard & Poor's of particular component stocks in the S&P 500 Index, and

          o    other reasons.

         In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:


            old base value  x      ( new base value  )     =  new market value
                                   (-----------------)
                                   ( old market value)

         The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

HISTORICAL DATA ON THE S&P 500 INDEX

         The following table sets forth the closing values of the S&P 500 Index on the last business day of each year from 1947 through 1998, as published by Standard & Poor's. The historical experience of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the S&P 500 Index will not decline and thereby reduce or eliminate the Supplemental Redemption Amount which may be payable to holders of the MITTS Securities at the maturity date.


LICENSE AGREEMENT

         Standard & Poor's does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included in that index. Standard & Poor's makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index or any data included therein in connection with the rights licensed under the license agreement described in this prospectus supplemement or for any other use. Standard & Poor's makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included therein. Without limiting any of the above, in no event shall Standard & Poor's have any liability for any special, punitive, indirect or consequential damage, including lost profits, even if notified of the possibility of these damages.

         Standard & Poor's and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee under that agreement.

         The license agreement between Standard & Poor's and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this prospectus:

         "The MITTS Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's. Standard & Poor's makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or the ability of the S&P 500 Index to track general stock market performance. Standard & Poor's only relationship to Merrill Lynch Capital Services, Inc. and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of Standard & Poor's and of the S&P 500 Index which is determined, composed and calculated by Standard & Poor's without regard to ML&Co. or the MITTS Securities. Standard & Poor's has no obligation to take the needs of ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are to initially be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities."

         All disclosures contained in this prospectus regarding the above S&P 500 Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor's. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of this information.


                                   OTHER TERMS

         ML&Co. issued the MITTS Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

         o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

         o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.

                           PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying the final Treasury Department Regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $5.2665 per unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to 6.13% per annum (compounded semiannually).

         The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States federal income tax purposes (I.E., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

         The following table sets forth the amount of interest that would be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities, including both the Projected Supplemental Redemption Amount and the estimated yield equal to 6.13% per annum, compounded semiannually, as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities:



                                                                                                TOTAL INTEREST
                                                                                                DEEMED TO HAVE
                                                                       INTEREST DEEMED TO    ACCRUED ON THE MITTS
                                                                          ACCRUE DURING      SECURITIES AS OF END
                                                                         ACCRUAL PERIOD       OF ACCRUAL PERIOD
                  ACCRUAL PERIOD                                           (PER UNIT)             (PER UNIT)
                  --------------                                        ------------------     -------------------

March 26, 1999 through September 27, 1999...........................         $0.3108               $0.3108
September 28, 1999 through March 27, 2000...........................         $0.3160               $0.6268
March 28, 2000 through September 27, 2000...........................         $0.3257               $0.9525
September 28, 2000 through March 27, 2001...........................         $0.3357               $1.2882
March 28, 2001 through September 27, 2001...........................         $0.3460               $1.6342
September 28, 2001 through March 27, 2002...........................         $0.3566               $1.9908
March 28, 2002 through September 27, 2002...........................         $0.3675               $2.3583
September 28, 2002 through March 27, 2003...........................         $0.3788               $2.7371
March 28, 2003 through September 27, 2003...........................         $0.3904               $3.1275
September 28, 2003 through March 27, 2004...........................         $0.4023               $3.5298
March 28, 2004 through September 27, 2004...........................         $0.4147               $3.9445
September 28, 2004 through March 27, 2005...........................         $0.4274               $4.3719
March 28, 2005 through September 27, 2005...........................         $0.4405               $4.8124
September 28, 2005 through March 27, 2006...........................         $0.4541               $5.2665


-------------
Projected Supplemental Redemption Amount = $5.2665 per unit.

         All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o   incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o   annual report on Form 10-K for the year ended December 25, 1998;

         o   quarterly report on Form 10-Q for the period ended March 26, 1999;
             and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19,
              1999, May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.

                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The MITTS Securities may be offered on the NYSE or off the exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.